Exhibit 10.28

THE READER’S DIGEST ASSOCIATION, INC.
READER’S DIGEST ROAD
PLEASANTVILLE, NY 10570-7000

MARY G. BERNER	TELEPHONE: (914) 244-5105
President and CEO	FAX: (914) 244-7555
mary_berner@rd.com

June 26, 2007

Lisa Cribari

27 Tarleton Road

Bedford, NY 10506

Dear Lisa:

This letter (the “Agreement”) serves to confirm those payments and benefits that you will receive in consideration of your agreement to waive your participation in The Reader’s Digest Association, Inc. 2001 Income Continuation Plan for Senior Management, The Reader’s Digest Association, Inc. 2006 Income Continuation Plan for Senior Management (the “ICPs”), your agreement to cancel that certain agreement between you and The Reader’s Digest Association, Inc. (the “Company”) dated January 10, 2006 providing for certain benefits upon your termination of employment (the “Termination Agreement”), your agreement to waive participation in The Reader’s Digest Association, Inc. Severance Plan and in any and all successors to such plan and any other Company plan or policy respecting severance and/or separation pay or benefits (all such plans are referred to herein as the “Severance Plans”) and your agreement to the non-compete and non-solicitation restrictions stated below.

Within 10 days of the execution of this Agreement, the Company will pay you in a single lump sum $800,000. In consideration and exchange for this payment you agree to waive your participation in the ICPs, cancel the Termination Agreement and waive your right to participate in the Severance Plans, all effective upon the execution of this Agreement and you further agree that should you decide to voluntarily terminate your employment with the Company during the 12-month period following the date of this Agreement, you will provide the Company with not less than 90 days advance written notice of any such termination and you will devote your full-time, good faith efforts to provide the Company with such transition assistance as it may reasonably request during that notice period. Should the Company determine that you have not complied with the 90-day notice requirements, you agree to repay to the Company in a single lump sum within 10 business days of receiving written notice from the Company $200,000 representing 25% of the above consideration as liquidated damages. You also acknowledge and agree that no conditions exist currently that would constitute a Constructive Termination under the ICPs, that this Agreement does not constitute a Constructive Termination under the ICPs and that you waive any right you may have to declare a Constructive Termination under the ICPs.

Within 10 days of the execution of this Agreement, the Company will also pay you in a single lump sum $500,000 (the “Non-Compete Advance”).

In consideration and exchange for the Non-Compete Advance, you agree: (a) not to render any services at any time during the 24-month period after your termination of employment with the Company and its affiliates (the “Restricted Period”) for any organization, or to engage, directly or indirectly, in any business which is competitive with the Company or its affiliates, or which organization or business, or the rendering of services to such organization or business, is otherwise prejudicial to or in conflict with the interests of the Company or its affiliates, provided, however, that the only organizations and businesses which shall be covered by this non-compete restriction shall be those set forth on Exhibit A hereto, and (b) not to directly or indirectly, solicit, induce or hire (or identify for the purpose of soliciting, inducing or hiring) any non-clerical employee of the Company or its affiliates to be employed by, or to perform services for, you or any person or entity with which you are associated (including, but not limited to, due to your employment by, consultancy for, equity interest in, or creditor relationship with such person or entity) or any person or entity from which you receive direct or indirect compensation or fees as a result of such solicitation, inducement or hire (or the identification for solicitation, inducement or hire). Should the Company determine that you are in breach of any aspect of these non-compete and/or non-solicitation restrictions at any time during the Restricted Period, you agree to repay to the Company within 10 business days of receiving written notice from the Company, the Non-Compete Advance, as determined by the Company in its discretion.

The Company believes that the payments and benefits made to you under this Agreement will not result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). However, in the event that an excise tax under Section 4999 of the Code is imposed on you based on the payments and benefits made to you under this Agreement, the Company agrees to provide you with a tax gross up equal to the tax gross up that would have been provided had the payments and benefits been made pursuant to The Reader’s Digest Association, Inc. 2001 Income Continuation Plan for Senior Management under the same terms and conditions.

In addition, the Company shall provide you with (A) a gross-up payment in an amount equal to the amount of any interest and excise tax that are imposed on you due to the application of Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended, to any payments to which you are entitled pursuant to this letter, and (B) an amount equal to any income tax imposed as a result of such gross-up payment.

Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior agreements, or understandings, written or oral, relating to the subject matter hereof, including, but not limited to, the ICPs, the Termination Agreement and the Severance Plans. The Company may withhold from any payments under this Agreement all federal, state, local or other applicable taxes as shall be required pursuant to any law or governmental regulation or ruling. In the event of your death while any amounts are still payable to you under this Agreement, the Company shall pay all such unpaid amounts to your designated beneficiary or, if none has been designated, to your estate. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the consent of the other party.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts executed in and to be wholly performed within that State. The parties hereby agree and consent to exclusive jurisdiction of any dispute under this Agreement in the federal or state courts of Westchester County in New York State.

Very truly yours,

The Reader’s Digest Association, Inc.

By:	/s/ Mary G. Berner
	Name:	Mary G. Berner
	Title:	President and CEO

Agreed to and accepted as of 6/28, 2007

By:	/s/ Lisa Cribari
Name: Lisa Cribari